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                                  EXHIBIT 16.1

October 11, 2004


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 6, 2004, of EZCORP, Inc., and are in agreement with the statements contained in the first sentence of paragraph 1, paragraphs 2, 3, and 5 in their entirety, and the last sentence of paragraph 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,

/s/ Ernst & Young LLP
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ERNST & YOUNG LLP